UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IBT BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Contact: Robert E. Rout

Senior Executive Vice President,

Chief Financial Officer & Secretary

S&T Bancorp, Inc.

724-465-4825

Charles G. Urtin

President and Chief Executive Officer

IBT Bancorp, Inc.

724-863-3100

FOR IMMEDIATE RELEASE

December 17, 2007

S&T Bancorp, Inc. and IBT Bancorp, Inc. to Merge

Indiana and Irwin, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) and IBT Bancorp, Inc. (AMEX:IRW) jointly announced today the signing of a definitive merger agreement pursuant to which S&T Bancorp, Inc. will acquire IBT Bancorp, Inc. in a stock and cash transaction. The transaction is an in-market transaction that will expand S&T Bancorp, Inc.’s existing footprint in Westmoreland and Allegheny Counties, Pennsylvania. The combined company will have over $4.1 billion in assets and improve its market share to approximately 12% in Westmoreland County.

“We are pleased to be able to partner with an organization such as IBT Bancorp, Inc. Both companies have earned a great reputation in the market, provided exceptional historical returns to our shareholders and have a common culture. The combination of talent, locations and increased presence in the market will enable us to better serve our customers in Westmoreland County and all of western Pennsylvania,” noted James C. Miller, S&T Bancorp, Inc. chairman and chief executive officer.

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“Partnering with an organization such as S&T Bancorp, Inc. is a great strategic opportunity. We are well aligned when it comes to culture, serving the customer, offering a wide array of products and financial services as well as an ongoing commitment to providing good returns to shareholders,” said Charles G. Urtin, president and chief executive officer of IBT Bancorp, Inc.

“IBT Bancorp, Inc. has a long, committed history in the area with a reputation for excellent customer service, a strong balance sheet and a solid core deposit franchise,” said Todd D. Brice, president and chief operating officer of S&T Bancorp, Inc.

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, S&T Bancorp, Inc. will acquire all of the outstanding shares of IBT Bancorp, Inc. for a total purchase price of approximately $171 million. In addition, Irwin Bank will merge with and into S&T Bank, with S&T Bank as the surviving bank. Shareholders of IBT Bancorp, Inc. will receive $31.00 per share in cash or between 0.93 and 0.97 shares of S&T Bancorp, Inc. common stock with the precise number based upon the average closing price for S&T Bancorp, Inc. common stock for a 20 trading day period preceding the date of the meeting of IBT Bancorp, Inc. shareholders at which the merger will be considered. Pursuant to the terms of the merger agreement, shareholders of IBT Bancorp, Inc. will have the opportunity to elect to receive for each share of IBT Bancorp, Inc. common stock they own, either S&T Bancorp, Inc. common stock, cash or a combination of cash and shares of S&T Bancorp, Inc. common stock. All shareholder elections will be subject to allocation and proration procedures set forth in the merger agreement which

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is intended to ensure that, in the aggregate, 55% of the IBT Bancorp, Inc. common shares outstanding will be exchanged for S&T Bancorp, Inc. common stock, and 45% will be exchanged for cash. The transaction is expected to be a tax-free exchange for shareholders of IBT Bancorp, Inc. receiving stock.

In addition, three members of the IBT Bancorp, Inc.’s board of directors shall be appointed to the board of directors of S&T Bancorp, Inc. and S&T Bank, and each member of the IBT Bancorp, Inc. board of directors not appointed to the board of directors of S&T Bancorp, Inc. and S&T Bank will have the opportunity to serve on S&T Bank’s Westmoreland County Advisory Board. It is expected that the merger will be consummated in the second quarter of 2008 and is subject to certain conditions, including receiving requisite regulatory and IBT Bancorp, Inc. stockholder approvals. The transaction is expected to be accretive to S&T Bancorp, Inc.’s earnings in the first full year of operations based on estimated cost savings of 35%.

S&T Bancorp, Inc. will host a conference call for investors, analysts and other interested parties on Tuesday, December 18, 2007 at 10:00 a.m. Eastern Standard Time, to discuss the transaction. All interested parties are welcome to access the conference call by dialing 877-407-9210 (no pass code required), and participants are asked to call in a few minutes prior to the call in order to register for the event. S&T Bancorp, Inc. has prepared an investor presentation to accompany the conference call. During and after the conference call, the investor presentation can be accessed on S&T Bancorp, Inc’s website at www.stbancorp.com under the Investor Relations page.

Stifel Nicolaus & Company, Incorporated acted as financial advisor to S&T Bancorp, Inc., and Sandler

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O’Neill + Partners L.P. acted as financial advisor to IBT Bancorp, Inc. Arnold & Porter, LLP served as legal counsel for S&T Bancorp, Inc., and Malizia Spidi & Fisch, PC served as legal counsel for IBT Bancorp, Inc.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. As of September 30, 2007, S&T Bancorp, Inc. had total assets of $3.4 billion, total net loans of $2.7 billion, total deposits of $2.6 billion and total equity of $327.9 million. S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the trading symbol STBA.

About IBT Bancorp, Inc.

IBT Bancorp, Inc. is the holding company for Irwin Bank which is a state chartered commercial bank that conducts its business from its main office in Irwin, Pennsylvania, nine branch offices, and a trust division located in the western Pennsylvania counties of Westmoreland and Allegheny. As of September 30, 2007, IBT Bancorp, Inc. had total assets of $773.8 million, total net loans of $480.7 million, total deposits of $580.5 million and total equity of $62.9 million. IBT Bancorp, Inc.’s common stock is traded on the American Stock Exchange under the symbol “IRW.” For more information, please visit http://www.myirwinbank.com .

S&T Bancorp, Inc. will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of IBT Bancorp, Inc. and certain other

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information regarding S&T Bancorp, Inc. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC, as they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC’s website at www.sec.gov. The materials may also be obtained for free by directing a written request to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701, Attention: Corporate Secretary, or to IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642, Attention: Corporate Secretary. Investors should read the proxy materials before making a decision regarding the merger.

IBT Bancorp, Inc. and its directors and executive officers may be deemed to be “participants” in IBT Bancorp, Inc.’s solicitation of proxies in connection with the proposed merger. Information regarding participants, including their holdings of IBT Bancorp, Inc. common stock may be found in IBT Bancorp, Inc.’s proxy statement for its 2007 annual meeting of shareholders dated March 16, 2007, as filed with the SEC. A copy of the proxy statement is available free of charge at the SEC’s website (www.sec.gov). Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by S&T Bancorp, Inc. or IBT Bancorp, Inc. with the SEC from time to time. Neither S&T Bancorp, Inc. nor IBT Bancorp, Inc. undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of S&T Bancorp, Inc. or IBT Bancorp, Inc.